Exhibit (d)(iv)

THIRD AMENDMENT TO THE SHAREHOLDERS’ AGREEMENT OF

NET SERVIÇOS DE COMUNICAÇÃO S.A.

By the present private instrument, the parties identified hereinbelow:

(a) GLOBO COMUNICAÇÃO E PARTICIPAÇÕES S.A., a joint-stock company headquartered at Rua Lopes Quintas, n° 303, in the City and State of Rio de Janeiro, Corporate Taxpayer’s ID (CNPJ/MF) no. 27.865.7571/0001-02, herein represented according to its Bylaws (hereinafter referred to as “GCP”); and DISTEL HOLDING S.A., a joint-stock company headquartered at Avenida Afrânio de Melo Franco, 135, Parte, Leblon, in the City and State of Rio de Janeiro, Corporate Taxpayer’s ID (CNPJ/MF) no. 00.065.376/0001-84, herein represented according to its Bylaws (hereinafter referred to as “Disiel” and, collectively with GCP, referred to as “GLOBO”);

(b) EMBRATEL PARTICIPAÇÕES S.A., a joint-stock company headquartered in the City and State of Rio de Janeiro, at Rua Regente Feijó n° 166/1687- B, Centro, Corporate Taxpayer’s ID (CNPJ/MF) no. 02.558.124/0001-12, herein represented according to its Bylaws (hereinafter referred to as “EMBRAPAR”);

(c) EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. - EMBRATEL, a joint-stock company headquartered in the City and State of Rio de Janeiro, at Av. Presidente Vargas, n.° 1.012, Corporate Taxpayer’s ID (CNPJ/MF) no. 33.530.486/0001-29, herein represented according to its Bylaws (hereinafter referred to as “EMBRATEL”);

(d) GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A., a joint-stock company headquartered at Avenida Afrânio de Melo Franco, 135, parte, Leblon, in the City and State of Rio de Janeiro, Corporate Taxpayer’s ID (CNPJ/MF) no. 04.527.900/0001-42, herein represented by Mr. Jorge Luiz de Barros Nóbrega and Ms. Rossana Fontenele Berto (hereinafter referred to as “GB”);

And, as intervening party,

(e) TELMEX INTERNACIONAL, S.A.B. DE C.V., a corporation duly organized and validly existing under the laws of Mexico, with address at Insurgentes Sur # 3500 - 2° Piso, Torre Telmex Cuicuilco, Col. Peña Pobre, Delegación Tlalpan CP 14060; Mexico, D.F., herein represented according to its Bylaws (hereinafter referred to as “TELMEX INTERNACIONAL”).

I. WHEREAS on March 21, 2005, the Shareholders of the Agreement executed the Shareholders’ Agreement (“Shareholders’ Agreement”) of NET SERVIÇOS DE COMUNICAÇÃO S.A, a joint-stock company headquartered at Rua Verbo Divino, 1356, in the City and State of São Paulo, Corporate Taxpayer’s ID (CNPJ/MF) no. 00.108.786/0001-65 (hereinafter referred to as “NET SERVIÇOS”), which was followed by the first and second Amendment, executed on March 21, 2005 and April 28, 2006, respectively.

II. WHEREAS on May 18, 2006 an agreement for purchase and sale of shares and assignment of rights was executed whereby EMBRATEL acquired from GLOBO shares issued by NET SERVIÇOS and certain equity rights, and that in said agreement the parties agreed that EMBRATEL would join the Shareholders’ Agreement;

III. WHEREAS the parties have not yet formalized EMBRATEL’s adhesion to the Shareholders’ Agreement and wish to do so on this date;

IV. WHEREAS on December 21, 2007 TELMEX conducted a spin-off as a result of which its Brazilian activities are currently controlled by TELMEX INTERNACIONAL, whereby the latter, in the capacity of TELMEX’s successor by operation of law, becomes an integral part of the Shareholders’ Agreement;

V. WHEREAS at the General Meeting of NET SERVIÇOS held on April 28, 2006, the shareholders approved the reverse split of shares issued thereby at a ratio of fifteen (15) shares to one (1) (the “Share Reverse Split”), as a result of which the shareholders of NET SERVIÇOS have since then held a smaller number of shares in proportion to the aforementioned Share Reverse Split, when their respective stakes in the company’s capital are maintained;

VI. WHEREAS Clauses 8.2, 6.1 and 10.1 of the Shareholders’ Agreement set forth certain rights whose exercise is contingent upon a fixed number of shares, and that, as a result of the aforementioned Share Reverse Split, said fixed number of shares must be reviewed so as to reflect the Share Reverse Split.

The Shareholders of the Agreement, aiming to reflect the changes mentioned in the recitals above, hereby resolve to execute this amendment, as follows:

1. Embratel’s Adhesion. By this instrument, EMBRATEL adheres formally and fully to the Shareholders’ Agreement, as amended, whereby EMBRATEL and EMBRAPAR shall henceforth jointly constitute one party of the Shareholders’ Agreement, in the capacity of successors of Latam do Brasil Participações S.A.

2. Definition of “Shareholders of the Agreement”. The definition of “Shareholders of the Agreement” shall henceforth take effect with the following wording:

“Shareholders of the Agreement” means GB, GLOBO, and EMBRATEL and EMBRAPAR, as well as any of their respective successors or assignees, under the terms and as allowed by this present Shareholders’ Agreement;

3. Shares bound to the Shareholders’ Agreement. WHEREAS clause 4 and WHEREAS clause 5 are hereby amended to contain the current number of shares held by the Shareholders of the Agreement; said WHEREAS clauses shall henceforth take effect with the following wording:

“WHEREAS GB, GLOBO, EMBRATEL and EMBRAPAR are, on the present date, holders of common shares issued by NET SERVIÇOS, as described in the table below:

SHAREHOLDER	COMMON SHARES (ON)	% VOTING CAPITAL	PREFERRED SHARES (PN)	% TOTAL CAPITAL (ON + PN)
GB	58,374,440	51.00%	0	17.02%
GCP	2,398,841	2. 09%	1,888,314	1.25%
Distel	9,457,106	8.27%	0	2.76%
Embrapar	40,928,400	35.76%	12,242,351	15.50%
EMBRATEL	2,580,655	2.25%	17,136,798	5.75%

WHEREAS GLOBO, EMBRATEL and EMBRAPAR are, on the present date, holders of common shares issued by GB, as described in the table below:

SHAREHOLDER	COMMON SHARES (ON)	% VOTING CAPITAL	PREFERRED SHARES (PN)	% TOTAL CAPITAL (ON + PN)
GCP	4,771,468	24.52%	0	8.17%
Distel	5,152,188	26.48%	0	8.83%
Embrapar	9,428,621	48.46%	38,484,169	82.08%
Embratel	105,870	0.54%	432,124	0.92%

4. Material Matters of the General Meeting Qualified Quorum. Item “(o)” is hereby added to Clause 5.7 of the Shareholders’ Agreement, with the wording below, and said Clause 5.7 shall henceforth take effect with the addition of the aforementioned item.

“(o) approval of the Company’s execution of agreements for the provision of telecommunication services, either in Brazil or abroad, as well as the maintenance or the renewal of these agreements.”

5. Board of Directors. In view of the Share Reverse Split approved on April 28, 2006, the parties hereby resolve to update Clause 6.1 of the Shareholders’ Agreement, which shall henceforth take effect with the following wording:

“6.1. The Board of Directors of NET SERVIÇOS shall be composed of eleven (11) sitting members and equal number of deputies, all of them NET SERVIÇOS’ shareholders, whereas (i) at least, one (01) sitting member and respective deputy elected and removed from office by exclusive appointment and detached from GLOBO, right of which shall take effect while GLOBO holds, directly or indirectly (including by means of GB, in this case, the number of Common Shares shall be calculated according to the Adjusted Interest), at least ten million, two hundred fifty thousand, six hundred forty-eight (10,250,648) Common Shares, irrespective of the percentage represented by these Common Shares; (ii) four (04) sitting members and respective deputies elected and removed from office by exclusive appointment and detached from EMBRAPAR and EMBRATEL or its successors or authorized assignees; and (iii) other sitting members and respective deputies elected and removed from office by exclusive appointment and detached from GB or of its successors or authorized assignees holding, severally or jointly, more than fifty per cent (50%) of Common Shares.”

6. Business Restrictions. In view of the Share Reverse Split approved on April 28, 2006, Clause 8.2 of the Shareholders’ Agreement is hereby updated, and shall henceforth take effect with the following wording:

“TELMEX’s liabilities, including concerning its Related Parties, established in Clause 8.1 above shall take effect as long as GB holds, directly or indirectly (including by means of GB, in this case the number of Common Shares shall be calculated based on the Adjusted Interest), at least ten million, two hundred fifty thousand, six hundred forty-eight (10,250,648) Common Shares, irrespective of the percentage represented by these Common Shares.”

7. Duration of the Agreement. In view of the Share Reverse Split approved on April 28, 2006, the parties hereby resolve to update Clause 10.1 of the Shareholders’ Agreement, which shall henceforth take effect with the following wording:

“10.1. This present Shareholders’ Agreement shall take effect while GLOBO and EMBRAPAR (jointly with the respective Related Parties) hold, each one, directly or indirectly (including through GB, in this case the number of Common Shares shall be calculated according to the Adjusted Interest) at least ten million, two hundred fifty thousand, six hundred forty-eight (10,250,648) Common Shares, irrespective of the percentage represented by these Common Shares.”

8. Notifications. The parties hereby resolve to amend Clause 12.1 of the Shareholders’ Agreement with the purpose of updating the information so that notifications may be sent to GB, EMBRAPAR and EMBRATEL (in replacement of LATAM), TELMEX and GLOBO. Due to this amendment, said items of Clause 12.1 shall henceforth take effect with the following wording:

“(i) GB:

GB Empreendimentos e Participações S.A.

Av. Afrânio de Melo Franco, n° 135 - parte (5° andar)

CEP: 22430-060 Rio de Janeiro - RJ

Brazil

Fax: 55 (21) 2541 -3040

Attention: Jorge Luiz de Barros Nóbrega; and

Fax: ( + 5521 ) 2540-4731

Attention: Antônio Cláudio Ferreira Netto

(ii) EMBRAPAR or EMBRATEL

Embratel Participações S.A. e Empresa Brasileira de Telecomunicações S.A. - EMBRATEL

Rua Regente Feijó n° 166/7687- B Centro

Rio de Janeiro - Rio de Janeiro

Attention: José Formoso Martinez

Fax: 55 (21) 21217200

Copy to: TELMEX INTERNACIONAL

(iii) TELMEX INTERNACIONAL:

Telmex Internacional, S.A.B. de C.V.

Insurgentes Sur # 3500 –2º Piso, Torre Telmex Cuicuilco, Col. Peña

Pobre, Delegación Tlalpan CP 14060; Mexico, D.F CP 06599

Attention: Eduardo Alvarez Ramtrez de Arellano

Fax: 525552236119

Xavier, Bernardes e Bragança Sociedade de Advogados

Avenida. Rio Branco, no 1, 14° andar, “A”,

Rio de Janeiro, Rio de Janeiro

Brazil

Fax: 55 (21) 2283-0023

Attention: Alberto de Orleans e Bragança or Marcos Medeiros Coelho da Rocha

(iv) GLOBO:

Av. Afrânio de Melo Franco 135, 5° andar CEP:

22430-060 Rio de Janeiro – RJ – Brazil

Fax: (+5521) 2541-3040

Attention: Jorge Luiz de Barros Nóbrega; and

Fax: (+5521) 2540-4731

Attention: Antônio Cláudio Ferreira Netto

Copies to:

Debevoise & Piimpton LLP

919 Third Avenue

New York, New York 10022 U.S.A.

Fax: 1-212-909-6836

Attention: Michael Gillespie

Souza, Cescon, Barrica e Flesh Advogados

Rua Funchal, 418 – 11º andar

São Paulo – SP

Brazil

Fax: (+5511) 3089-6565

Attention: Maria Cristina Cescon.”

9. Ratification. All the other Clauses of the Shareholders’ Agreement that have not been significantly altered by this Instrument are hereby ratified.

In witness whereof, the parties sign this Agreement in six (6) counterparts of equal form and content, in the presence of the two (2) undersigned witnesses.

Rio de Janeiro, September 18, 2009

GLOBO COMUNICAÇÃO E PARTICIPAÇÕES S.A.

By: Jorge Luiz de Barros Nóbrega and Rossana Fontenele Berto

DISTEL HOLDING S.A.

By: Jorge Luiz de Barros Nóbrega and Rossana Fontenele Berto

EMBRATEL PARTICIPAÇÕES S.A.

By: José Formoso Martínez

EMPRESA BRASILEIRA DE TELECOMUNICAÇÕES S.A. – EMBRATEL

By: José Formoso Martínez

GB EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

By: Jorge Luiz de Barros Nóbrega and Rossana Fontenele Berto

And, as intervening Party:

TELMEX INTERNACIONAL, S.A.B. DE C.V.

By:

Witnesses:

1.	2.
Name:	Name:
Identity Card (RG):	Identity Card (RG):